Exhibit 10.2

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This is Amendment No. 1, dated as of November 12, 2002 (this "Amendment") to the EMPLOYMENT AGREEMENT, dated as of January 26, 2000 (the "Employment Agreement"), between Marvel Enterprises, Inc., a Delaware corporation (the "Company") and Bill Jemas (the "Executive").

     In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1. Section 1.1 of the Employment Agreement is amended to read as follows:

     1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as President of Publishing, New Media and Consumer Products and Chief Operating Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive. The Executive shall report to the Company's Chief Executive Officer and Board of Directors and shall perform such other duties consistent with such positions as may be assigned to the Executive by the Company's Chief Executive Officer or Board of Directors.

     2. Change in Term. The "Expiration Date" under the Employment Agreement is extended until February 12, 2004, subject to earlier termination pursuant to
Section 4 of the Employment Agreement.

     3. Change in Compensation. Commencing on January 1, 2003, the Executive's Base Salary shall be increased to an annual rate of $500,000, subject to approval of such salary by the Compensation Committee of the Board of Directors. The Company agrees that the Compensation Committee shall consider and vote upon the salary increase on or before October 31, 2002.

     4. 2002 Bonus. Executive acknowledges that he has received a non-refundable bonus of $150,000 in connection with signing this Amendment. The Executive's target annual bonus amount shall be 50% of his base salary for the year; provided that for calendar year 2002, Executive shall receive the amount to which he may be entitled under the 2002 bonus program or $200,000, whichever is greater. Payment of the minimum amount ($200,000) shall be made on or before December 31, 2002 and the remainder of the bonus, if any, shall be payable when annual bonuses are paid generally to the Company's other senior executive officers but in no event later than the ninetieth day of the next calendar year.

     5. Section 6 of the Employment Agreement is amended to read as follows:

     6. Inventions and Patents.

     The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company or published, distributed or offered for sale for one year thereafter (collectively, "Inventions") shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. This provision shall not apply to original creative writing by the Executive provided that (1) the Executive writes on his own time (2) the writing is not about superheroes, and (3) the writing does not contain characters which would reasonably excepted to come within the Marvel universe of characters ("Executive Owned Writings"). A writing shall not cease to be an Executive Owned Writing solely because the Executive uses the Company's laptop computer or the writing has fantasy and/or science fiction elements. The Executive shall promptly disclose such Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by the Executive in connection therewith, (a) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (b) sign all papers necessary to carry out the foregoing; and (c) give testimony in support of the Executive's inventorship.

     6. Change in Address for Notices. The address for notices, requests, consents and other communications to the Company pursuant to Section 10 of the Employment Agreement is changed to:

                           Marvel Enterprises, Inc.
                           10 East 40th Street
                           New York, New York 10016
                           Attention:  Chief Executive Officer

                  with a copy to:

                           John Turitzin, Esq.
                           Paul, Hastings, Janofsky & Walker LLP
                           1055 Washington Boulevard
                           Stamford, Connecticut 06901

     7. General.

     This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

     The Employment Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the Employment Agreement as amended by this Amendment, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Except as expressly changed by this Amendment, the Employment Agreement remains in full force in accordance with its terms.

     This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                COMPANY:

                                MARVEL ENTERPRISES, INC.



                                By:/s/ Allen S. Lipson
                                ----------------------------
                                Name:  Allen S. Lipson
                                Title: Executive Vice President


                                EXECUTIVE:


                                /s/ Bill Jemas
                                -----------------------------
                                Bill Jemas